Exhibit 10.9

EMPLOYMENT AGREEMENT

      This Employment Agreement (the “Agreement”), is executed as of February 4, 2010, but shall only be effective as of the closing date of the proposed acquisition of 100% of the issued share capital of Winncom Technologies Holdings Limited by the Company (as defined below), by and between Wave2Wave Communications, Inc. (“Company”) and Gregory Raskin (“Executive”).

     WHEREAS, Company wishes to employ Executive as its Chief Executive Officer;

     WHEREAS, Executive represents that he possesses the necessary skills to perform the duties of this position and that he has no obligation to any other person or entity which would prevent, limit or interfere with his ability to do so;

     WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

     NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

      1. Duties. Subject to the terms and conditions of this Agreement, Company will employ Executive as its Chief Executive Officer, reporting to the Board of Directors of the Company (“Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of his ability the duties normally associated with such position and as determined by the Board in its sole discretion. During Executive’s employment, Executive will devote substantially all of his business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 will prevent or limit Executive’s right to manage his personal investments on his own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity.

     2. Term of Employment.

     (a) Term. Subject to the terms hereof, Executive’s employment hereunder will commence on the closing date of the proposed acquisition of 100% of the issued share capital of Winncom Technologies Holdings Limited by the Company (the “Commencement Date”) and will continue until the second anniversary thereof (the “Initial Term”), provided that on the second and each subsequent anniversary of the Commencement Date, the term of Executive’s employment hereunder will be automatically extended for an additional period of one year (each a “Subsequent Term”) unless either Executive or Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (90) days prior to the relevant anniversary of the Commencement Date. The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

     (b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder will terminate upon the earliest to occur of the following:

     (i) Expiration of the Term. If a Non-Renewal Notice has been given pursuant to Section 2(a), immediately upon expiration of the Term;

     (ii) Death. Immediately upon Executive’s death;

     (iii) Termination by Company.

          (A) If because of Executive’s Disability, written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability (as defined below), which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

          (B) If for Cause (as defined below), written notice by Company to Executive under Section 2(d) that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

          (C) If by Company for reasons other than under Sections 2(b)(iii)(A) or (B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice or such later date as specified in writing by Company.

     (iv) Termination by Executive.

          (A) If for Good Reason (as defined below), written notice by Executive to Company under Section 2(e) that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason as described in Section 2(e), then such termination shall not be effective; or

          (B) If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice.

     Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

     (c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health will be determined by the Board after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid.

      (d) Definition of “Cause.” For purposes of this Agreement, “Cause” shall mean Executive’s: (i) having committed, intentionally or through gross negligence, wrongful damage to property of Company or its parents, subsidiaries or other affiliates; (ii) alcohol or substance abuse that materially interferes with the performance by Executive of his duties or obligations; (iii) repeated absence from work during normal business hours for reasons other than permitted absence; (iv) commission of, or plea of guilty or nolo contendere to, a felony (excluding minor traffic violations); (v) engaging in fraud, misappropriation, dishonesty or embezzlement in connection with the business, operations or affairs of Company (including without limitation any business done with clients or vendors); (vi) violation of any material agreement between Executive and Company; (vii) willful misconduct or gross negligence that is materially injurious to the business or reputation of Company; (viii) repeated violation of any of the material policies or practices of Company (including but not limited to discrimination or harassment); (ix) a single serious violation of any of the material policies or practices of Company which the Board, in its discretion, determines is materially injurious to the business or reputation of Company; or (x) material failure or refusal to perform, or gross incompetence in the performance of, the duties and obligations delegated to Executive commensurate with Executive’s position as an employee of Company, provided that “Cause” shall not be deemed to have occurred pursuant to subsections (iii), (vi), (vii), (viii), (ix) and (x) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such grounds and that Company intends to terminate Executive’s employment hereunder for such reason, and if such ground is reasonably capable of being cured within thirty (30) days, Executive has failed to cure such ground within a period of 30 days from the date of such notice.

     (e) Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: (i) without Executive’s express written consent, a reduction by Company of Executive’s Base Salary (as defined below) as in effect on the date hereof, unless similarly situated Company executives also are subject to a reduction in their salaries that reduces their salaries by approximately the same percentage rate as Executive’s Base Salary is to be reduced; (ii) a material adverse change by Company in Executive’s authority or responsibilities which causes Executive’s position with Company to become of less authority or responsibility than his position immediately prior to such change; or (iii) the requirement that, at the Board’s written request, Executive relocate to a location more than 50 miles outside of the Solon, Ohio area; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that he intends to terminate his employment hereunder for one of the grounds set forth in Sections 2(e)(i), (ii) or (iii), within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates his employment within one (1) year from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

     3. Compensation.

     (a) Base Salary. While Executive is employed hereunder, Company will pay Executive a base salary at the annual rate of Seven Hundred Fifty Thousand dollars ($750,000) (the “Base Salary”), payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. The Base Salary shall increase by 5% during each Subsequent Term. Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

     (b) Equity. On the Commencement Date Executive will be granted 1,500,000 shares of restricted common stock of the Company (the “Restricted Shares”), pursuant to the terms of the 2009 Employee and Director Equity Incentive Plan (the “Plan”). As will be more fully set forth in a restricted stock agreement subject to the Plan, twenty-five percent (25%) of such shares shall vest on the six-month anniversary of the Commencement Date, twenty-five percent (25%) of such shares shall vest on the twelve-month anniversary of the Commencement Date, twenty-five percent (25%) of such shares shall vest on the eighteen-month anniversary of the Commencement Date, and the remaining twenty-five percent (25%) of such shares shall vest on the twenty-four month anniversary of the Commencement Date. If Executive’s employment hereunder is terminated by Company without Cause, by Executive for Good Reason, or as a result of Executive’s Disability or death, then in addition to any other benefits to which Executive is entitled pursuant to this Agreement, the Restricted Shares shall fully vest and be immediately accelerated and the restrictions on the Restricted Shares shall lapse.

     (c) Annual Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”), based on factors such as Company’s evaluation of Executive’s individual performance, Company’s financial performance, and economic conditions generally. The amount, if any, of the Annual Bonus shall be determined by Company in its sole discretion, and shall be paid to Executive within thirty (30) days following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company at the time that the Annual Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Bonus.

     (d) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion. Executive shall be provided with a car allowance of $1,200 per month.

     (e) Vacation. Executive may take up to four weeks of vacation per year, to be scheduled to minimize disruption to Company’s operations. Vacation may not be carried over from one calendar year to the next (as provided in Company’s vacation policy in effect from time to time).

      (f) Reimbursement of Expenses. Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”) shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive.

     (g) Moving Expenses. Company will reimburse Executive up to $75,000 to cover reasonable moving expenses incurred in connection with any requirement that, at the Board’s written request, Executive relocate to a location more than 50 miles outside of the Solon, Ohio area.

      4. Severance Compensation.

     (a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

     (b) Termination for Cause, by Executive Without Good Reason, as a Result of Executive’s Disability or Death, or as a Result of the Expiration of the Term. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, as a result of Executive’s Disability or death, or as the result of the expiration of the Term, Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination and, subject to this Section 4, shall have no further obligations to Executive.

     (c) Termination Without Cause or For Good Reason. If Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason, then Company will: (i) pay the Accrued Obligations to Executive promptly following the effective date of such termination; (ii) pay Executive an amount equal to his monthly Base Salary for the balance of the Term in accordance with the Company’s standard payroll practice, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions; and (iii) upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, continue Executive’s participation in Company’s health insurance plan through one (1) year following the effective date of such termination, at Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from the payments described in subsection (ii)), to the same extent that such insurance is provided to persons currently employed by Company. (subsections (ii) and (iii) herein jointly referred to as “Standard Severance”). Payment of the Standard Severance is expressly conditioned on Executive’s execution without revocation of the separation agreement under Section 4(e) and return of Company property under Section 8.

      (d) Termination as a Result of the Expiration of the Term. If the Executive’s employment hereunder is terminated as a result of the expiration of the Term and on account of the Company providing Executive with a Non-Renewal Notice in accordance with Section 2(a) hereof, then in addition to any other benefits to which Executive is entitled pursuant to this Agreement, Company will: (i) pay the Accrued Obligations to Executive promptly following the effective date of such termination; (ii) pay Executive an amount equal to Executive’s monthly Base Salary for three (3) months, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions; and (iii) upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, continue Executive’s participation in Company’s health insurance plan through three (3) months following the effective date of such termination, at Company’s cost (except for Executive’s co-pay, if any, which shall be deducted from the payments described in subsection (ii)), to the same extent that such insurance is provided to persons currently employed by Company. (subsections (ii) and (iii) herein jointly referred to as “Term Expiration Severance”). Payment of the Term Expiration Severance is expressly conditioned on Executive’s execution without revocation of the separation agreement under Section 4(e) and return of Company property under Section 8.

     (e) Execution of Separation Agreement. Company shall not be obligated to pay Executive any of the Standard Severance or Term Expiration Severance unless and until Executive has executed (without revocation) a timely separation agreement in a form that is acceptable to Company, which will include, at a minimum, a complete general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities.

     (f) No Other Payments or Benefits Owing. Except as otherwise set forth herein, the payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for any reason. Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section 4 shall be the sole remedy, if any, available to Executive in the event that he brings any claim against Company relating to the termination of his employment under this Agreement.

     5. Prohibited Competition And Solicitation.

     (a) Acknowledgements and Agreements Regarding Competition. Executive expressly acknowledges that: (i) there are competitive and proprietary aspects of the business of Company; (ii) during the course of Executive’s employment, Company will furnish, disclose or make available to Executive Confidential Information (as defined in Section 6) and may provide Executive with unique and specialized training; (iii) such Confidential Information and training have been developed and will be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; (iv) if

Executive becomes employed or affiliated with any competitor of Company in violation of his obligations in this Agreement, it is inevitable that Executive would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor; (v) in the course of Executive’s employment, he will be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company.

      (b) Definition of “Competitive.” For the purposes of his Agreement, a business will be deemed “competitive” with Company if it performs any of the services or manufactures or sells any of the products provided or offered by Company or any subsidiary or affiliate of Company, or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by Company or any subsidiary or affiliate of Company during the period while Executive performs services for Company.

      (c) Non-Competition, Non-Solicitation Restriction. During the period in which Executive performs services for or at the request of Company and for one year following the termination of Executive’s provision of services to Company for any reason or for no reason, Executive will not, without the prior written consent of Company, engage in the following activities either through or on behalf of himself, a third party or another person/entity, whether directly or indirectly:

     (i) either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly competitive with the business of Company anywhere in the world, provided that nothing contained herein will preclude Executive from purchasing or owning securities of any such business if such securities are publicly traded and Executive’s holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business;

     (ii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, for the purpose of competing with Company, any customers or patrons of Company or any subsidiary or affiliate of Company;

     (iii) (A) solicit, entice or persuade, or attempt to solicit, entice or persuade, any other employees of or consultants to Company or any subsidiary or affiliate of Company to leave the services of Company or any such parent, subsidiary or affiliate for any reason, or (B) employ, cause to be employed, or solicit the employment of any employee of or consultant to Company or any subsidiary or affiliate of Company while any such person is providing services to Company or any subsidiary or affiliate of Company or within one year after any such person ceases providing services to Company or any subsidiary or affiliate of Company; or

     (iv) interfere with, or attempt to interfere with, the relations between Company and any vendor or supplier to Company or any subsidiary or affiliate of Company.

     (d) Reasonableness of Restrictions. Executive recognizes and acknowledges that: (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to Company and to other prospective employers; and (ii) the specific but broad temporal and geographical scope of this Section 5 is reasonable, legitimate and fair to Executive in light of Company’s need to market its services and sell its products in a large geographic area in order to maintain a sufficient customer base and the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Executive is qualified to earn his livelihood.

      6. Confidentiality; Ownership of Ideas, Copyrights and Patents.

      (a) Definition Of Confidential Information. For purposes of this Agreement, “Confidential Information” means trade secrets and confidential and proprietary information of Company, whether in written, oral, electronic or other form, including, but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists or inventions, and/or any other scientific, technical or trade secrets of Company or of any third party provided to Executive or Company under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by Executive. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

     (b) Protection Of Confidential Information. Executive expressly acknowledges and agrees that all Confidential Information is and shall remain the sole property of Company and that Executive will hold it in strictest confidence. Executive will at all times, both during the period Executive is performing services for Company and after the termination of such services for any reason or for no reason, maintain in confidence and will not, without the prior written consent of Company, use (except in the course of performance of Executive’s duties for Company or by court order), disclose, or give to others any Confidential Information.

     (c) Property of Company. Executive agrees that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks and formulae which may be used in the business of Company, whether patentable, copyrightable or not, which Executive may conceive, reduce to practice or develop during the period that Executive is employed by Company (collectively, the “Inventions”), alone or in conjunction with another or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of Company, or otherwise, shall be the sole and exclusive property of Company, and that Executive shall not publish any of the Inventions without the prior written consent of Company. Executive hereby assigns to Company all of Executive’s right, title and interest in and to all of the foregoing. Executive further represents and agrees that to the best of Executive’s knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation and that Executive will use his best efforts to prevent any such violation.

     (d) Cooperation. At all times during or after Executive’s employment with Company (for whatever reason), Executive will fully cooperate with Company, its attorneys and agents in the preparation and filing of all papers and other documents required to perfect Company’s rights in and to any of such Inventions, including but not limited to joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any other countries on such Inventions, provided that Company will bear the expense of such proceedings, and that any patent or other legal right so issued to Executive, personally, shall be assigned by Executive to Company without charge by Executive.

     (e) No Impact on Other Obligations. The terms of this Section 6 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that Executive may have relating to the protection of Company’s Confidential Information. The terms of this Section 6 will survive indefinitely any termination of Executive’s employment for any reason.

     7. Specific Acknowledgements Regarding Sections 5 And 6.

     (a) Survival. Executive’s acknowledgments and agreements set forth in Sections 5 and 6 shall survive the termination of Executive’s employment with Company for any reason.

     (b) Severability. The parties intend Sections 5 and 6 of this Agreement to be enforced as written. However, if any portion or provision of such sections shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining portion and provision of such sections shall be valid and enforceable to the fullest extent permitted by law.

     (c) Modification And Blue Pencil. The parties agree and intend that the covenants contained in Sections 5 and 6 of this Agreement shall be deemed to be a series of separate covenants and agreements, and if any provision of such sections shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete (i.e., “blue pencil”) or modify the portion adjudicated to be invalid or unenforceable, to the extent necessary to cause the provision as amended to be valid and enforceable.

     (d) Irreparable Harm. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of Sections 5 or 6 of this Agreement will result in substantial, continuing and irreparable injury to Company. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to Company, Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 or 6.

     8. Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive will: (i) return to Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained), and (ii) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

     9. Code Section 409A.

      (a) If any of the benefits set forth in this Agreement are “deferred compensation” within the meaning of Section 409A, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A before a distribution of such benefits can commence. If any amount to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” within the meaning of Section 409A, and if Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by Company to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 9 shall be paid in a lump sum when paid and shall be adjusted for earnings in accordance with the applicable short term rate under Section 1274(d) of the Internal Revenue Code (the “Code”).

     (b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. For purposes of clarification, this section shall not cause any forfeiture of benefits on the part of Executive, but shall only act as a delay until such time as a “separation from service” occurs.

     (c) The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

     10. General.

     (a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing. Notices to Company shall be sent to Attention: Chair, Board of Directors, Wave2Wave Communications, Inc., 433 Hackensack Avenue, Hackensack, New Jersey 07601, or to such other Company representative as Company may specify in writing.

     (b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

     (c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

     (d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

     (e) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

      (f) Fees and Expenses. In any action at law or in equity (including arbitration) brought to enforce or interpret the terms of this Agreement, nothing contained herein shall prevent Executive from seeking reimbursement from the Company for reasonable attorney’s fees, costs and disbursements incurred in any such action.

     (g) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

     (h) Taxation. The parties intend this Agreement to be in compliance with Code Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. Company and Executive agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of Company under this Agreement.

     (i) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     (j) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Gregory Raskin	Wave2Wave Communications, Inc.

/s/ Gregory Raskin	By:	/s/ Steven Asman
Signature		Name: Steven Asman
Address:		Title: President